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Exhibit 10.23

OPTIUM CORPORATION

EXECUTIVE OFFICER
FISCAL YEAR BONUS PLAN

Approved December 12, 2006
Amended March 3, 2007
Amended and Restated October 22, 2007

I. THE PLAN

        The eligible participants (each, a "Participant") in the Optium Corporation (the "Company") Fiscal Year Executive Officer Bonus Plan (the "Plan") shall be Chief Executive Officer Eitan Gertel, Senior Vice President of Engineering and General Manager Mark Colyar, Chief Financial Officer David Renner, Vice President and General Manager Optium Australia Simon Poole, Vice President of Sales and Marketing Anthony Musto and General Counsel and Vice President of Corporate Development Christopher Brown. The Plan will be effective beginning fiscal year 2008. The Compensation Committee may add any Company employee at the Vice President level and above to the Plan as a Participant at any time.

II. EXECUTIVE OFFICER ANNUAL BONUS

        Each Participant will be eligible to receive a bonus for an applicable fiscal year based on the Participant and the Company meeting annual performance targets. The maximum amount of a Participant's bonus under this Section II of the Plan will be determined based on the Company's achievement of targets (the "Targets") adopted by the Compensation Committee for Company revenue and non-GAAP operating profit (the "Metrics") for the fiscal year. The maximum bonus amount that each Participant will be eligible for under this Section II of the Plan during an applicable fiscal year shall be as follows (the "Maximum Annual Bonus Amount"):

Target Achievement	Maximum Annual Bonus Amount
90% of Targets	0% of annual salary rate at time
110% of Targets	40% of annual salary rate at time
125% of Targets	100% of annual salary rate at time

Key aspects of the operation of this Section II are:

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  For Company performance between 90% and 110% of Targets, the Maximum Annual Bonus Amount is determined by linear interpolation within the range of 0% to 40% of annual salary rate, and for Company performance between 110% and 125% of Targets, and the Maximum Annual Bonus Amount is determined by linear interpolation within the range of 40% to 100%;

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  Payment to each Participant of an amount equal to 40% of the Maximum Annual Bonus Amount shall be non-discretionary unless otherwise provided in this Plan. Payment of the remaining 60% of the Maximum Annual Bonus Amount payable to any Participant shall be 100% discretionary and the amount, if any, of such payment shall based on the individual performance of such Participant during the fiscal year as determined by the Compensation Committee. Notwithstanding the foregoing, 100% of the Maximum Annual Bonus Amount for a fiscal year for each Participant shall be discretionary in the event that: (i) Company performance is less than 100% of Targets or (ii) the Company performs at less that 100% of any publicly-announced forecast for one or more of the Metrics or any other publicly-announced financial metric forecast in any quarter of the applicable fiscal year, or would have so performed if executive bonuses equal to 25% of the then indicated Maximum Annual Bonus Amount were paid to the Participants in such quarter;

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  Bonuses under this Section II will be payable semi-annually, but tracked on an annual basis. For example, if Company performance equals 110% of Targets for the first and second fiscal quarters, a Participant shall be eligible to receive a maximum semi-annual bonus of 20% of annual salary rate (1/2 of the 40% Maximum Annual Bonus Amount for meeting the 110% Metrics targets), but if thereafter only Company performance ultimately equals 100% of Targets for the full fiscal year, the Participant's maximum semi-annual bonus payment for the second half of the fiscal year will be $0.00 so that, on an annual basis, the Participant will have been eligible to receive maximum total bonuses for the fiscal year equal to the Maximum Annual Bonus Amount, which in this example would be 20% of annual salary rate; provided, that in no event shall a Participant be required to re-pay any previously paid bonus amount even if the semi-annual bonus payment made under this Section II for the first half of the fiscal year exceeds the indicated Maximum Annual Bonus Amount;

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  Payment of a semi-annual bonus amount for the first half of the fiscal year at less than the maximum permissible amount (i.e., one-half of Maximum Annual Bonus Amount as indicated by performance to date) shall not limit the Compensation Committee from making total bonus payments under this Section II to a Participant in any fiscal year of up to 100% of the Maximum Annual Bonus Amount determined above; and

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  In each case, achievement of the Target for each of the Metrics shall be weighed equally for each bonus measurement period (e.g., if 110% of revenue Target is met and 100% of operating profit Target is met, Company performance would be determined to be 105% of Targets and the Maximum Annual Bonus Amount for the period would be 30% of annual salary rate at the time).

III. CHIEF EXECUTIVE OFFICER ADDITIONAL BONUS

        In addition to the semi-annual bonus amounts that the Company's Chief Executive Officer is eligible to receive under Section II above, the Chief Executive Officer will be eligible to receive an additional annual bonus of up to $350,000. A pro rata portion of any such additional bonus amount shall be paid semi-annually. Payment of this additional bonus amount shall be 100% discretionary with the final award determined the Compensation Committee. In determining the size, if any, of this additional bonus amount, the Compensation Committee will consider the Company's achievement in strategic development, investor relations, human resources and corporate citizenship, as well as the Company's stock trading price performance, in each case during the applicable fiscal year.

IV. VICE PRESIDENT OF SALES AND MARKETING ADDITIONAL BONUS

        In addition to the semi-annual bonus amounts that the Company's Vice President of Sales and Marketing is eligible to receive under Section II above, the Vice President of Sales and Marketing will be eligible to receive an additional quarterly bonus of up to $10,000 per fiscal quarter. Any such bonus amount shall be paid semi-annually with respect to the two most recently completed fiscal quarters. Payment of this additional bonus amount shall be 100% discretionary with the final award determined the Compensation Committee. In determining the size, if any, of each additional quarterly bonus amount, the Compensation Committee will consider the Company's achievement in product order development during the applicable fiscal quarter.

V. ADDITIONAL ELIGIBILITY REQUIREMENTS

        Additional eligibility requirements to receive any bonus payments under the Plan include:

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  Any bonus amount payable under the Plan shall be pro-rated with respect to any Participant for the portion of the bonus measuring period that the Participant has been employed by the Company or has been included as a Participant in the Plan by the Committee, whichever is less; and

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  To be eligible to receive a bonus payment under the Plan, a Participant must be employed by the Company on the date the date the applicable bonus is actually paid.

VI. METHOD OF PAYMENT

        All or any portion of the amounts that the Compensation Committee determines to pay under the Plan may be paid in cash and/or in the form of equity compensation. Any amounts paid as equity compensation may be paid in the form of unrestricted stock, restricted stock, deferred stock units and/or similar equity grants. The Compensation Committee may determine to require further time-and/or performance-based vesting of any equity compensation award under the Plan. The determination of the value of any equity compensation awarded under the Plan for purposes of translation of any dollar amounts set forth in the Plan shall disregard any future vesting provisions that could otherwise affect the present value of an equity compensation award.

VII. AMENDMENT; OTHER PLANS AND INTERPRETATION

        The Plan may be amended or modified by the Compensation Committee at any time. Interpretation of the Plan by the Compensation Committee shall be final. In addition, the Compensation Committee shall not be limited in creating additional bonus plans applicable to one or more Participants under this Plan or in paying other bonuses to one or more Participants.

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  Exhibit 10.23